Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2006 EARNINGS

March 16, 2007: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced earnings for the fourth quarter and full year 2006. NPSI’s President, Harry R. Brown, stated that net income was $5,176,000, or $.34 per share, for the fourth quarter of 2006 as compared to net income of $6,873,000, or $.46 per share, for the fourth quarter of 2005. For the full year 2006, NPSI’s net income increased $8,699,000, or 37.7%, to $31,755,000 from $23,056,000 in 2005, with earnings per share for 2006 amounting to $2.12 versus $1.54 for 2005, an increase of $.58 per share. As discussed in more detail below in the analysis of full year 2006 results, net income for the full year 2006 was positively impacted by $11,479,000, or $.76 per share, from a gain realized on the redemption of an investment.

Addressing the fourth quarter of 2006 first, Mr. Brown reported that operating revenues decreased $1,147,000, or 4.3%, from $26,768,000 for the fourth quarter of 2005 to $25,621,000 for the fourth quarter of 2006. He noted that the decrease in revenues was attributable to several sources, including a $531,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association (NECA) average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC). In addition, revenues were negatively impacted by a $427,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings, a $221,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines and by a $53,000 decline in revenue generated from Primary Rate Interface (PRI) circuits provisioned to Internet Service Providers. These revenue decreases were partially offset by the Company’s ability to continue to penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and by the further expansion of broadband service offerings.

Mr. Brown noted that the Company’s quarterly access revenues were influenced by true-ups and settlements of regulated revenue requirements and pooling arrangements. Although historically having a nominal impact on revenues realized for a full year period, these true-ups and settlements can be noteworthy on a comparative quarterly basis. Access revenues for the fourth quarter of 2006 benefited from a favorable true-up of the Company’s ILEC’s intrastate revenue requirement, which resulted in approximately $790,000 of revenue recorded in the fourth quarter of 2006 pursuant to the annual revenue requirement true-up that related to prior quarters. In comparison, during the fourth quarter of 2005 access revenues benefited from an increase in revenues recorded from the NECA pooling arrangements in which the Company’s ILEC participates. In the fourth quarter of 2005, NECA determined that the ILEC’s required pool settlement contributions for the most recent settled two-year monitoring period were approximately $275,000 lower than had been projected and accrued, resulting in a positive adjustment to our ILEC’s settlement revenues.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2006 Earnings

Operating expenses for the fourth quarter of 2006 increased $1,120,000, or 6.1%, compared to the prior year comparable quarter. Mr. Brown observed that the increase in operating expenses was partially due to an approximately $480,000 increase in combined labor and benefit expenses and a $398,000 increase in depreciation expense. In addition, the Company recorded $298,000 of curtailment expenses during the fourth quarter of 2006 in conjunction with an amendment to the Company’s North Pittsburgh Telephone Company (NPTC) subsidiary’s qualified defined benefit pension plan that effective December 31, 2006 froze the benefit accrual for participants not covered by its collective bargaining agreement.

Other income (net) for the fourth quarter of 2006 increased $29,000 from the prior year comparable period due primarily to a $983,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). The increase in equity income was a result of the continued strong operating results of the wireless partnerships as well as partially due to the fact that the fourth quarter of 2005 was negatively impacted by $422,000 in adjustments to the wireless partnerships’ financial results of operations as a result of the partnerships’ annual audits for the year ended December 31, 2004. The Company also benefited from a $136,000 increase in interest earned from higher interest rates on invested cash and a $67 decrease in interest expense resulting from continued debt reductions. The above-mentioned items were mostly offset by a $1,123,000 decrease in dividend income earned because of the redemption of NPTC’s Rural Telephone Bank (RTB) stock in April of 2006. Prior to the redemption, the Company had during its fourth quarter in recent previous years received annual dividends on the RTB Class C stock that its NPTC subsidiary held.

For comparative purposes, the Company’s effective tax rate on income from continuing operations for the fourth quarter of 2006 was 40.3%, as contrasted with 36.7% for the fourth quarter of 2005. The increase in the effective tax rate was partially a result of the elimination of a valuation allowance for state net operating loss carryforwards at one of the Company’s subsidiaries during the fourth quarter of 2005 because of the subsidiary’s current history of producing state taxable income. The increase in the effective tax rate was also partially the result of the impact of a positive true-up of the Company’s income tax liability during the fourth quarter of 2005. These factors contributed to a $510,000 decrease in income tax expense for the fourth quarter of 2005.

Addressing full year 2006 results, Mr. Brown stated that significant items that were not routine in nature impacted the $8,699,000, or 37.7%, increase in net income. During the second quarter of 2006, the Company’s NPTC subsidiary received a payment of $19,622,000 from the RTB for the redemption of NPTC’s RTB stock and recognized a gain on the full amount of the proceeds received; this gain, on an after tax basis, contributed $11,479,000, or $.76 per share, to the net income recorded during 2006. In addition, depreciation expense decreased $4,616,000 during 2006, mainly as a result of a decrease in depreciation expense associated with certain ILEC assets whose useful lives the Company in October 2005 reevaluated and extended. With respect to the prior year, the second quarter of 2005 was favorably impacted by a settlement agreement reached with a carrier. The $2,404,000 settlement, which covered the exchange of traffic between the Company’s ILEC and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses; on an after tax basis, the settlement contributed $1,406,000, or $.09 per share, to the net income recorded during 2005.

Mr. Brown further reported that operating revenues for 2006 decreased $6,339,000, or 5.8%, from 2005. As noted above, the impact from the aforementioned carrier settlement agreement in 2005 accounted for $1,604,000 of this comparative decrease in 2006. Revenues from all other sources decreased $4,735,000, or 4.4%, in 2006. The majority of this decrease was a result of declines in revenues generated from access services, toll and data PRI circuits.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2006 Earnings

Full year operating expenses for 2006 increased $458,000, or 0.6%, over 2005. For comparative purposes, operating expenses in 2005 benefited from the $800,000 cumulative reduction to operating expenses associated with the aforementioned carrier settlement agreement. In 2006, the Company experienced increases in the direct costs associated with the growth in access lines and access line equivalents in the Company’s CLEC edge-out markets and fees paid to terminate the increased voice and Internet traffic generated by the Company’s customer bases. In addition, combined labor and benefit expenses increased approximately $1,470,000, or 5.6%, during 2006 and operational support system expenses increased approximately $285,000 in conjunction with one of the Company’s subsidiaries migrating to a new billing system. Operating expenses for 2006 were favorably impacted by the aforementioned $4,616,000 decrease in depreciation expense.

Other income (net) for the full year 2006 increased $22,365,000 over the prior year due primarily to the aforementioned $19,622,000 gain recognized on the redemption of NPTC’s RTB stock. In addition, other income (net) benefited from a $2,622,000 increase in equity income recorded from the Company’s partnership investments, a $1,089,000 increase in interest earned from higher interest rates on higher average balances of invested cash, and a $237,000 decrease in interest expense as a result of the Company’s continued debt reduction. These factors were partially offset by a $1,123,000 decrease in dividend income because of the redemption of NPTC’s RTB stock.

For comparative purposes, the Company’s effective tax rate on income from continuing operations for the full year 2006 was 41.5%, as contrasted with 39.9% for the full year 2005. The increase in the annual effective tax rate was a result of the previously mentioned elimination of a valuation allowance for state net operating loss carryforwards and positive true-up of the Company’s income tax liability, both of which occurred in the fourth quarter of 2005.

Turning to operations, Mr. Brown reported that as of December 31, 2006, the Company had a total of 63,317 access lines in its ILEC territory, 65,723 CLEC access line equivalents (including 2,332 DSL subscribers) and a total of 15,592 DSL subscribers across all subsidiaries. He stated that with the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have accelerated; the Company experienced a 10.1% decrease in access lines in its ILEC territory during 2006. He noted that, in contrast, total CLEC access line equivalents and consolidated DSL subscribers had grown 8.5% and 8.4%, respectively, in 2006.

North Pittsburgh Systems, Inc. has total assets of $157 million and operates an integrated high-technology telecommunications business in Western Pennsylvania, providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (d/b/a Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2006 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2006	2005	2006	2005
Total operating revenues	$25,621	$26,768	$103,465	$109,804

Total operating expenses	19,466	18,346	78,524	78,066

Net operating income	6,155	8,422	24,941	31,738

Other income, net	2,517	2,488	29,276	6,911

Income from continuing operations before income taxes	8,672	10,910	54,217	38,649

Provision for income taxes	3,498	4,002	22,473	15,407

Income from continuing operations	5,174	6,908	31,744	23,242

Income (loss) from discontinued operations*	2	(35)	11	(186)

Net income	$5,176	$6,873	$31,755	$23,056

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.34	$.46	$2.12	$1.54

Dividends per share	$.20	$.19	$1.79	$.75

	December 31 2006	December 31 2005
Cash and temporary investments	$49,518	$55,567
Total assets	157,433	159,200
Total debt	18,512	21,597
Total shareholders’ equity	101,296	99,517

*	During the fourth quarter of 2005, the Company sold its business telecommunications equipment operations, which engaged primarily in selling and maintaining Nortel key systems and private branch exchanges. The results of these operations have been classified as discontinued operations.